Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS	MEDIA RELATIONS
	Rachel Carroll VP Corporate Communications P: 212 920 3500 E: rcarroll@ener1.com	Jon Coifman Waggener Edstrom Worldwide P: 212 551 4815 E: jcoifman@waggeneredstrom.com

Ener1 Secures $30M Commitment
Business Plan is Fully Funded Through 2009

NEW YORK (December 16, 2008) — Ener1, Inc. (AMEX: HEV) announced today that it has secured a commitment for a $30 million line of credit from its principal investor, Ener1 Group, that fully funds the company’s business plan through 2009. The terms for the line of credit are being finalized and are anticipated to be disclosed later this week.

Ener1 also confirms that it remains on schedule to deliver advanced lithium-ion battery systems to Think electric vehicle maker in Oslo, Norway for installation in Th!nk City vehicles for commercial sale scheduled to begin at the end of Q1 2009. Think announced yesterday that the company is extending its holiday shutdown period, while additional funding sources are sought, and will resume production at the end of January. There has been no change to Ener1’s existing purchase order for $34 million.

“We are secure in our funding through the coming year, which gives us the ability to focus solely on execution on the business side, and deliver on our consistent promise to create long-term shareholder value,” said Ener1 CEO and Chairman Charles Gassenheimer. “The environment for automotive suppliers and manufacturers has reached a nadir. However, demand to supply advanced battery systems for the dozens of hybrid and electric vehicle programs already committed to by the world’s automakers will remain healthy and robust.”

Safe Harbor Statement:

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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About Ener1, Inc.:

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid and electric vehicles. The publicly traded company (Amex: HEV - News) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. EnerDel has developed proprietary battery systems based on technology originally pioneered with the assistance of the Argonne National Lab.

Ener1 is seeking to become the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles. Demand for battery solutions is being driven by a need to reduce dependence on oil as well as growing concern about vehicle emissions. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

Major shareholders of Ener1 include Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production. ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 has also received funding from a growing number of institutional investors.

In addition to battery technology, Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.